EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-155407, 333-139796 and 333-126872), and in the Registration Statement on Form S-3 (File No. 333-165439) of our report, dated July 13, 2010, with respect to our audits of the consolidated financial statements of the Company as of April 30, 2010 and 2009 and for each of the years in the three-year period ended April 30, 2010, which express an unqualified opinion, and our report dated July 13, 2010 on our audit of the Company’s internal control over financial reporting as of April 30, 2010, which expresses an unqualified opinion on internal control over financial reporting, included in this Annual Report on Form 10-K.

Eisner LLP

New York, New York

July 13, 2010